EXHIBIT 10.8

Amended and Restated
Personal Employment Agreement

This Amended and Restated Personal Employment Agreement (the "Agreement") is entered as of the 1st day of June, 2007 (herein, "Effective Date"), by and between Medgenics, Inc., a company organized under the laws of the State of Delaware, USA ("Medgenics"), its wholly owned Israeli subsidiary, Medgenics Medical Israel, Ltd., a company organized under the laws of the State of Israel ("the Company"), having its principal office at Hanapach 12, Karmiel 20101 Israel, and Dr. Andrew Pearlman, of Moshav Shorashim D.N. Misgav 20164 (Israeli I.D. No. 015255136) (the "Employee").

WHEREAS,
the Company was established for the purpose of engaging in the research and development, production and sale of products and/or services in the area of protein therapeutics and devices and uses therefor, and

WHEREAS,	Medgenics was established for the purposes of holding all of the entire issued capital stock of the Company; and

WHEREAS,	the parties have previously entered into a Personal Employment Agreement dated as of July 7, 2005 (the "2005 Agreement") and now desire to amend and restated the 2005 Agreement in its entirety; and

WHEREAS,	the parties desire that the Employee continue to serve in the capacity of President and Chief Executive Officer of both Medgenics and the Company, all on the terms and conditions set forth herein; and

WHEREAS,	the Employee represents that he has the requisite skill and knowledge to serve as such; and

WHEREAS,	the parties desire to amend and restate the terms and conditions of the Employee's engagement by the Company on the terms and conditions set forth herein, effective as of the Effective Date;

Employment Agreement Pearlman CEO June 1, 2007

NOW THEREFORE, in consideration of the mutual promises, covenants, conditions, representations and warranties set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.	Appointment: Position

1.1.
The Employee shall serve as the President and Chief Executive Officer ("CEO") of each of the Company and Medgenics and, in such capacity, the Employee shall be subject to the direction and control of the Board of Directors of Medgenics (the "Board"). To the extent not in conflict with the direction of the Board, the Employee shall have all powers and authority conferred upon a General Manager or Chief Executive Officer under the Israeli Companies Ordinance [New Version] 5743-1983 and the Companies Law 5759-1999, and, without limiting the generality of the aforesaid, he shall have sole authority to hire or fire employees of the Company and Medgenics.

1.2.
The Employee shall perform his duties hereunder at the Company's facilities in Israel or, at his discretion reasonably exercised, out of his home; however, the Employee acknowledges and agrees that the performance of his duties hereunder will require a significant amount of domestic and international travel.

2.	Position.

During the term of this Agreement and unless and until otherwise agreed in writing by the Board:

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2.1.
Subject only to Section 2.2 of this Agreement, the Employee shall be employed on a full-time basis and shall well, faithfully, honestly, diligently and with due skill, care and attention devote his full business time, attention, skills and efforts to the performance of such duties and responsibilities as are consistent with a President and CEO of other similarly situated companies or otherwise as may be assigned to him by the Board under this Agreement and to use his best efforts to promote the interests and the business and affairs of each of Medgenics and the Company and any other company from time to time within the same group of companies (collectively, the "Group").

2.2.	The aforementioned notwithstanding, the Employee may engage in additional minor advisory work for noncompeting ventures, but only with prior approval by the Board on a case by case basis.

2.3.
The Employee acknowledges hereby that the terms of his employment, the circumstances thereof, and the nature of his work require an unusual amount of personal trust as set out in the Israel law governing Hours of Employment and Rest Law; 5711-1951, and therefore, said law shall not apply to his employment with the Company.

3.	Term and Termination

3.1.
This Agreement shall commence as of the Effective Date and shall continue unless (i) this Agreement is terminated by the Company upon the Employee's death or disability or upon justifiable cause as provided in Section 3.2 below, (ii) this Agreement is voluntarily terminated by either the Company or the Employee as provided in Section 3.3 below, or (iii) this Agreement is terminated due to the Employee's resignation as a director of the Company or Medgenics as provided in Section 3.6 below.

3.2.
Notwithstanding the aforesaid, the Company (acting upon direction of the Board) shall have the right to terminate this Agreement effective upon the occurrence of any of the following: (i) the death of Employee, (ii) upon delivery of written notice to the Employee, the Employee's legal guardian or representative, as applicable, in the event that the Employee shall suffer the disability (as hereinafter defined), or (iii) upon delivery of written notice to the Employee in the event of any justifiable cause (as

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hereinafter defined).

The term "disability" shall mean any physical or mental illness or injury as a result of which Employee remains absent from work or unable to perform substantially all of the duties required hereunder for a period of six (6) successive months, or an aggregate of six (6) months in any twelve (12) month period, as reasonably determined by the Board. The Employee shall not be deemed to suffer a disability until the end of such six-month period.

The term "justifiable cause" shall mean any of the following: (i) a serious breach of trust by the Employee including but not limited to theft, embezzlement, or self-dealing; (ii) material damage to the Group or any member thereof caused by the Employee's prohibited disclosure to unauthorized persons or entities of confidential or proprietary information of or relating to the Group or any member thereof; (iii) the engaging by Employee in any business competitive to the business of the Group or any member thereof; (iv) the Employee's material breach of any provision of this Agreement (unless any such breach is the result of the Employee's death or disability), which breach continues without the satisfactory cure thereof (as reasonably determined by the Board) by the Employee for a period of thirty (30) days following written notice thereof from the Board to Employee, identifying in reasonable detail the alleged breach; and (v) the commission by the Employee of any willful, reckless or grossly negligent act or failure to act in connection with his performance of his duties as set forth herein or any breach of the Employee's fiduciary duties to Medgenics or the Company. For purposes of determining justifiable cause, the Employee's act, or failure to act, shall be deemed "willful" if Employee was not acting in good faith or acting without reasonable belief that Employee's action or omission was in the best interests of Medgenics and the Company.

3.3.
The Company, on one hand (acting upon direction of the Board), and the Employee on the other hand, shall each have the right to terminate this Agreement and the employment relationship hereunder at any time by giving 3-month prior written notice (the "Notice Period") to the other party. During the Notice Period, the Company shall have the right to require that the Employee to not come to work and/or refrain from

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performing all or certain duties, but in all events the Employee shall be entitled to receive his Salary and all other benefits pursuant to Sections 7-9 below during the Notice Period. In addition, the Company (acting upon direction of the Board) may terminate this Agreement immediately upon written notice (without a Notice Period), if the Company accompanies such written notice with the lump sum payment equal in amount to three-months of his then-current Salary and other benefits that would otherwise be payable to the Employee during a Notice Period. The Employee agrees that he will not voluntarily terminate this Agreement pursuant to this Section 3.3 prior to March 31, 2009.

3.4.
During the period following notice of termination by the Company, the Employee shall cooperate with the Company and use his best efforts to assist the integration into the Group's organization of the person or persons who will assume the Employee's responsibilities.

3.5.
During any applicable Notice Period, this Agreement shall remain in full force and effect and there shall be no change in the Employee's position with the Company or Medgenics or any obligations hereunder, unless otherwise determined by the Board in a written notice to Employee.

3.6.	If the Employee shall resign as a director of either Medgenics or the Company (otherwise than at the request of the Board), this Agreement shall automatically terminate.

4.	Proprietary Information

4.1.
The Employee acknowledges and agrees that he will have access to information) whether or not proprietary or protected, or capable of protection, by intellectual property rights concerning (a) the business, financial, marketing and technical activities of the companies within the Group (including, without limitation, accounts, financial information, operating statistics, production and marketing records, forecasts, analyses, compilations and studies, notes, contacts and personnel data, information or opinions as to the affairs of the companies within the Group) and (b) scientific,

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medical, regulatory information including regarding product research and development, including (without limitation, designs, plans, formulae, know-how, development, regulatory, production, and other scientific and technical techniques used by or known to companies within the Group) and (c) Medgenics', the Company's and/or the Group's banking, investments, investors, properties, employees, marketing plans, customers, trade secrets, test results, processes, data and know-how, improvements, inventions, techniques and products (actual or planned). Such information, whether documentary, written, oral or computer generated, shall be deemed to be and referred to as "Information".

4.2.
Information shall be deemed to include any and all information disclosed by or on behalf of Medgenics, the Company and/or the Group and irrespective of form, but excluding information that (i) was known to the Employee prior to his association with the Company and can be so proven; (ii) shall have appeared in any printed publication or patent or shall have otherwise become a part of the public knowledge except as a result of a breach of this Agreement by the Employee; or (iii) shall have been received by the Employee from a third party having no obligation of confidentiality to any company within the Group.

4.3.
The Employee agrees and declares that all Information, patents and other rights in connection therewith shall be the sole property of the Group (or its applicable member) and its assigns. At all times, both during and at all times after the term of this Agreement, the Employee will keep in confidence and trust all Information, and the Employee will not use or disclose any Information or anything relating to it without the written consent of the Board, except during the term of this Agreement as may be necessary in the ordinary course of performing the Employee's duties hereunder and in the best interests of the Group.

4.4.
Upon termination of this Agreement, the Employee will promptly deliver to the Company or to another company within the Group as directed by the Board all documents and materials of any nature pertaining to his work with Medgenics and/or companies within the Group, and he will not take with him any documents or materials or copies thereof containing any Information.

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4.5.
The Employee recognizes that Medgenics and/or companies within the Group received and will receive confidential or proprietary information from third parties subject to a duty on Medgenics' and/or the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during his employment and after its termination, the Employee undertakes to keep and hold all such information in strict confidence and trust, and he will not use or disclose any of such information without the prior written consent of the Board, except as may be necessary to perform his duties as an employee of the Company during the term of this Agreement and consistent with Medgenics' and/or companies within the Group's agreement with such third party. Upon termination of his employment with the Company, Employee shall act with respect to such information as set forth in Section 4.4, mutatis mutandis.

4.6.	The Employee's undertakings in this Section 4 shall remain in full force and effect after termination of this Agreement or any renewal thereof.

5.	Disclosure and Assignment of Inventions

5.1.
The Employee understands that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that, as an essential part of his employment with the Company, he is expected to make new contributions to and create inventions of value for the Company. Employee agrees to share with the Company all his knowledge and experience; provided, however, that Employee shall not disclose to the Company any information which Employee has undertaken to third parties to keep confidential or in which third parties have any rights.

5.2.
As of the Effective Date of this Agreement, the Employee undertakes and covenants that he has disclosed and going forward will promptly and fully disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, concepts, techniques, methods, systems, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets, related directly or indirectly to the Company's business or current or anticipated

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research and development, whether or not patentable, copyrightable or protectable as trade secrets, that are made or conceived or first reduced to practice or created by him, either alone or jointly with others, during the period of his employment, whether or not in the course of his employment ("Company Inventions").

5.3.	The Employee agrees that all Company Inventions will be the sole and exclusive property of the Company.

5.4.
Entirely without prejudice to the foregoing, the Employee hereby irrevocably transfers and assigns to the Company: (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention; and (b) to the extent permissible by law, any and all "Moral Rights" (as defined below) that he may have in or with respect to any Company Invention. He also hereby forever waives and agrees never to assert any and all Moral Rights he may have in or with respect to any Company Invention, even after termination of his work on behalf of the Company. "Moral Rights" mean any rights of paternity or integrity, any right to claim authorship of an invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any invention, whether or not such would be prejudicial to his honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right". The Employee will not file any patent applications for Company Inventions other than in the name of Medgenics or the Company (other than such patent applications which are required by law to be filed by such Employee but which shall immediately thereafter be assigned for no or nominal consideration to the Company).

5.5.
The Employee agrees to assist Medgenics and the Company in every proper way to obtain and enforce for Medgenics and/or the Company, as the case may be, patents, copyrights, mask work rights, and other legal protections for the Company Inventions in any and all countries. The Employee agrees to execute any documents that Medgenics or the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections.

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His obligations under this Section 5.5 will continue beyond the termination of his employment with the Company, provided that the Company will compensate him at a reasonable rate after such termination for time or expenses actually spent by him at the Company's request on such assistance. The Employee hereby irrevocably appoints the Secretary of the Company as his attorney-in-fact to execute documents on his behalf for this purpose.

5.6.	The Employee's undertakings in this Section 5 shall remain in full force and effect after termination of this Agreement or any renewal thereof.

6.	Non-Competition

6.1.
The Employee agrees and undertakes that he will not, so long as he is employed by the Company and for a period of 12 months following termination of his employment for whatever reason (the "Covenant Period"), directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, corporate officer, director, licensor or in any other capacity whatever engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities competing with products or services offered or reasonably anticipated to be offered or under active research and development by Medgenics or the Company; provided, however, that the Employee may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent of any class of stock or securities of such company, so long as he has no active role in the publicly owned and traded company as director, employee, consultant or otherwise.

6.2.
The Employee agrees that, during the Covenant Period, he will not, directly or indirectly, (i) solicit or induce or attempt to solicit or induce any of Medgenics' or the Company's suppliers or customers to terminate such person's relationship with Medgenics or the Company, nor shall the Employee interfere with or disrupt (or attempt to interfere with or disrupt) any such relationship, or (ii) solicit or induce or in any manner encourage any contractor, producer, agent or business partner of Medgenics or the Company or any present employee of Medgenics or the Company or

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any person who is an employee of Medgenics or the Company during the Covenant Period, to leave the employ of Medgenics or the Company or otherwise terminate their relationship with Medgenics or the Company.

6.3.
If any one or more of the terms contained in this Section 6 shall for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term or scope shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

6.4.	The Employee's undertakings in this Section 6 shall remain in full force and effect after termination of this Agreement or any renewal thereof.

7.	Salary

7.1.
From June 1, 2007, the Company shall pay the Employee as compensation for the employment services hereunder a base full time equivalent monthly gross salary in an amount in NIS equal to US$ 210,000 per annum ($17,500 per month), calculated at the representative rate of the US dollar published by the Bank of Israel and known at the time of payment, payable on the first business day of each month, during the term of the Employee's engagement hereunder (the "Salary").

7.2.	The Salary and other benefits herein agreed to be paid shall be in lieu of any fees in respect of the office of director of any member of the Group.

8.	Social Insurance and Benefits

8.1.
The Company shall provide the Employee an accepted "Manager's Insurance Scheme" and/or a comprehensive financial arrangement, at the election of the Employee, including insurance in the event of illness or loss of capacity for work (hereinafter referred to as the "Managers Insurance") as follows: (i) the Company shall pay an amount equal to 5% of the Employee's Salary towards the Managers Insurance for the Employee's benefit and in addition shall deduct 5% from the Employee's Salary and pay such amount towards the Managers Insurance for the Employee's benefit (the various components of the Managers Insurance shall be fixed at the discretion of the

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Employee); (ii) the Company shall pay an amount up to 2.5% of the Employee's Salary towards disability insurance; and (iii) the Company shall pay an amount equal to 8 1/3% of the Employee's Salary towards a fund for severance compensation which shall be payable to the Employee upon severance whether compensation is required by law or not.

8.2.
The Company and the Employee shall open and maintain a Keren Hishtalmut ("Education Fund"). The Company shall contribute to such Education Fund an amount equal to 7-1/2% of each monthly Salary payment, but not more than the amount for which the Employee is exempt from tax payment, and the Employee shall contribute to such Fund an amount equal to 2-1/2% of each monthly Salary payment. The Employee hereby instructs the Company to transfer to such Fund the amount of the Employee's and the Company's contribution from each monthly Salary payment.

9.	Additional Benefits; Review

9.1.
The Employee shall be entitled to be reimbursed for all normal, usual and necessary actual business expenses arising out of travel, lodging, meals and entertainment whether in Israel or abroad, provided Employee provides proper documentation and provided further that such business expenses are within an expense policy approved by the Board.

9.2.	The Employee shall be entitled to cumulative paid vacations of 22 days per year.

9.3.	Employee shall be entitled to sick leave and Recreation Pay (Dmei Havra-ah) according to applicable law.

9.4.
The Employee shall be entitled to the use of a Company cellular phone and other office facilities at his home, and for this purpose, the Company shall provide fax, phone, computer and related facilities for the Employee's use from his home.

9.5.	The Company shall pay all taxes that may be imposed on Employee as a result of any additional benefits granted hereunder.

9.6.	The Company acknowledges that it owes the Employee $30,000 of the 2006 bonus package earned by the Employee as provided under Section 9.7 of the 2005

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Agreement and shall pay such amount on the earlier of October 15, 2007 or the effective date of admission of the entire issued share capital of Medgenics to trading on the AIM market operated by the London Stock Exchange plc("Admission"). During Q4/2007, the Board shall retain the services of a consultant on compensation who will work in coordination with the CEO to provide, by December 31, 2007, the Board with data and models appropriate to the establishment of a Group-wide compensation plan. For calendar year 2007, commencing effective January 1, 2007, a bonus package initially set at $70,000 (exclusive of any bonus that the Board may determine, in its discretion, in connection with Admission) shall be available to the Employee upon the achievement of individual goals and corporate milestones to be agreed between the Employee and the Board. Such goals and milestones shall be so determined no later than September 30, 2007. The final bonus package for calendar year 2007, as well as the terms for calendar year 2008 will be reviewed within the context of the efforts towards a Group-wide compensation plan, and agreed between the Employee and the Board on or before December 31, 2007.

9.7.
Stock Options: The parties acknowledge that the Employee has previously been granted options to purchase 299,101 shares of common stock of Medgenics at an exercise price of $1.516 per share, all pursuant to the terms of an option grant agreement entered into between Medgenics and the Employee. Subject to Admission occurring prior to December 31, 2007 and the approval of the stockholders of Medgenics' approval of an expansion of Medgenics" 2006 Stock Option Plan, Medgenics agrees to grant to the Employee options to purchase 149,550 shares of common stock of Medgenics at an exercise price equal to the share price upon Admission. Such new options shall be subject to vesting over a four-year period and shall be pursuant to the terms and conditions of the applicable stock option plan and pursuant to the standard form of option agreement which Medgenics uses.

9.8.
The Salary and additional benefits to which the Employee shall be entitled hereunder (including bonuses) shall be reviewed by the Board on an annual basis and also in connection with new funding rounds, and, if in the Board's discretion the circumstances justify the same, the Employee's Salary shall be adjusted and/or additional benefits shall be granted to the Employee hereunder, provided, however,

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that no increase or additional benefits shall be automatically implied or guaranteed.

10.	Rights Upon Termination

10.1.
Upon termination of this Agreement by the Employee, for any reason whatsoever, the Employee shall be entitled to receive such severance as required under applicable law. Upon the termination of this Agreement by the Company pursuant to Section 3.2 (death, disability or justifiable cause) or the termination of this Agreement by the Employee pursuant to Section 3.3 or the termination of this Agreement pursuant to Section 3.6, the Employee shall not be entitled to receive any severance or other amounts, except such severance as required under applicable law, the severance fund maintained up to the date of termination pursuant to Section 8.1 and such payouts on life and disability insurance policies (including the life and disability amounts referenced in Section 8.1). Upon the termination of this Agreement by the Company pursuant to Section 3.3, the Employee shall be entitled to the payment of his full salary, including insurance and social benefits, as set forth in Sections 7-9 above, during a period of 15 months following the effective date of such termination Any severance amounts required to be paid under applicable law shall be applied against amounts payable as severance under the preceding sentence such that the Employee shall not receive, from any source, in excess of his full salary, including insurance and social benefits, for such 15-month period.

11.	Mutual Representations

11.1.
The Employee represents and warrants to Medgenics and the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound, and (ii) do not require the consent of any person or entity.

11.2.
The Company represents and warrants to the Employee that this Agreement has been duly authorized, executed and delivered by each of Medgenics and the Company and that the fulfillment of the terms hereof (i) will not constitute a default under or conflict

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with any agreement of other instrument to which it is a party or by which it is bound, and (ii) do not require the consent of any person or entity.

11.3.
Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

12.	Notice: Addresses

12.1	The addresses of the parties for purposes of this Agreement shall be the addresses set forth above, or any other address which shall be provided by due notice.

12.2.
All notices in connection with this Agreement shall be sent by registered mail or delivered by hand to the addresses set forth above, and shall be deemed to have been delivered to the other party at the earlier of the following two dates: if sent by registered mail, as aforesaid, three business days from the date of mailing; if delivered by hand - upon actual delivery or proffer of delivery (in the event of a refusal to accept it) at the address of the addressee. Delivery by cable, telex, facsimile or other electronic communication shall be sufficient and be deemed to have occurred upon electronic confirmation of receipt.

13.	Miscellaneous

13.1.	The preamble to this Agreement constitutes an integral part hereof.

13.2.	Headings are included for reference purposes only and are not to be used in interpreting this Agreement.

13.3.	The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply

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with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

13.4.
No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

13.5.
Any determination of the invalidity or unenforceability of any provision of the Agreement shall not affect the remaining provisions hereof unless the business purpose of this Agreement is substantially frustrated thereby.

13.6.
This Agreement is personal and non-assignable by the Employee. It shall inure to the benefit of any corporation or other entity with which Medgenics or the Company shall merge or consolidate or to which Medgenics or the Company shall lease or sell all or substantially all of its assets, and may be assigned by Medgenics or the Company to any affiliate of Medgenics or the Company or to any corporation or entity with which such affiliate shall merge or consolidate or which shall lease or acquire all or substantially all of the assets of such affiliate. Any assignee must assume all the obligations of Medgenics or the Company, as the case may be, hereunder, but such assignment and assumption shall not serve as a release of Medgenics or the Company.

13.7.
This Agreement is the only agreement between the parties on the subject matter of the Agreement and supersedes and replaces all other agreements, whether written or oral, between the parties, concerning the subject matter of this Agreement, including without limitation the 2005 Agreement.

13.8.	It is hereby agreed between the parties that the laws of the State of Israel shall apply to this Agreement.

13.9.	In addition to the terms of this Agreement, in his role as a director of Medgenics, the Employee agrees to comply with the provisions of the Director Appointment Letter, attached hereto.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Medgenics, Inc.

By:	/s/ [illegible]

Its:	Chairman, Board of Directors

Medgenics Medical Israel, Ltd.

By:	Andrew Pearlman

Its:	Chairman

/s/ Andrew Pearlman
Dr. Andrew Pearlman Aug. 29, 2007

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